Castle Creek Technology Partners, LLC
                           111 West Jackson Boulevard
                                   Suite 2020
                             Chicago, Illinois 60604



March 6, 2003

Nicholas Narlis
Senior Vice President and
    Chief Financial Officer
Voxware, Inc.
Lawrenceville Office Park
P.O. Box 5363
Lawrenceville, NJ 08543

         Re: Certain Agreements

Dear Nick:

     This letter will confirm the following agreements as between Voxware, Inc. ("Voxware") and Castle Creek Technology Partners LLC ("CC"), in contemplation of the completion of a proposed Series D Preferred Stock private placement providing for the sale of $5,000,000 of Series D Preferred Stock of the Company (the "Financing"):

     1. Effective immediately, Section 4.7 of the Exchange Agreement dated as of August 29, 2001 between Voxware and CC is hereby amended to limit conversions of Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Stock"), of the Company so that the aggregate number of shares of Common Stock, par value $0.001 per share, issued upon such conversions does not exceed an aggregate of 9,000,000.

     2. The parties contemplate that, subject to the execution of the definitive purchase agreement providing for additional financing of up to $5,000,000 (the "Series D Agreement"), and the execution of an exchange agreement between Voxware and CC in connection with such financing (the "Financing Exchange Agreement"), Section 4.7 of the Exchange Agreement dated as of August 29, 2001 between Voxware and CC shall be amended to limit conversions of Series B Stock so that the aggregate number of shares of Common Stock, par value $0.001 per share, issued upon such conversions does not exceed an aggregate of 17,250,000. The parties contemplate that the Financing Exchange Agreement shall provide for:
(i) the exchange of the Series C Preferred Stock, par value $0.001 per share (the "Series C Stock"), and the warrants issued in connection with the issuance of the Series C Stock held by CC for 6,038,127 shares of Series D Preferred Stock; and (ii) the amendment or exchange of the Series B Stock to effect a redemption of the Series B Stock in exchange for Common Stock or a common stock equivalent of the Company and the payment of $650,000 from Voxware to CC upon the closing of the Financing. It is contemplated that such shares of Series D Preferred Stock, such shares of Common Stock or common stock equivalent and the cash payment of $650,000 would be the entire consideration payable to CC in the Financing. CC's final agreement to the foregoing shall be subject to: finalization of the Financing Exchange Agreement (which may include further provisions addressing the status of the Civil Action, as referenced below); review and approval by CC of the final Series D Agreement; and the absence of any material change from the date hereof.

     3. Voxware and CC agree that the Maturity Date of the Series B Stock set forth in Section IXA of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Voxware filed with the Secretary of State of the State of Delaware on August 29, 2001 shall be extended through and until April 15, 2003 and CC waives, subject to the terms and conditions set forth herein, any failure by Voxware to redeem the Series B Stock prior to or on such date.

     4. The parties agree that the civil action filed by Castle Creek Technology Partners, LLC against Voxware in the United States District for the District of Delaware, Civil Action No. 03-196 (the "Civil Action"), with respect to the failure to redeem the Series B Stock shall be stayed for a period through April 15, 2003, (subject to approval by order of the Court), upon application for such a stipulated order by the parties, and in any event CC hereby agrees to extend the time for Voxware to reply to the summons and complaint for such matter until April 15, 2003.

     5. Voxware agrees to make all appropriate disclosures concerning this agreement, including filing a Form 8-K attaching this letter or otherwise setting forth its material terms, within one business day of the date hereof. CC shall be provided with a draft of such Form 8-K and be afforded reasonable opportunity to comment before filing.

     6. Except as otherwise agreed herein, all other provisions of the agreements between CC and Voxware remain unchanged, and CC expressly reserves all rights thereunder. CC's agreements hereunder shall be conditioned upon Voxware being in compliance in all material respects with all outstanding obligations to CC. The parties agree to take any further actions necessary to effectuate the agreements set forth herein.

     By signing below, the parties each express their respective agreement with the foregoing.


                                                 Very truly yours,

                                                 /s/ Thomas Frei
                                                 ---------------
                                                 Thomas Frei


AGREED AND ACCEPTED
  THIS 6th DAY OF MARCH, 2003:

VOXWARE, INC.



By: /s/ Nicholas Narlis
    -------------------
        Nicholas Narlis
        Senior Vice President and
           Chief Financial Officer